Filing pursuant to Rule 424(c)
                                            and 424(b)(3) of the Securities
                                                   Act of 1933, as amended.
                                         Registration Statement on Form S-3
                                                             (No. 33-85334)


                                   8,945,500 shares

                                POLYPHASE CORPORATION

                                     Common Stock


          SECOND SUPPLEMENT DATED FEBRUARY 7, 1996
          TO PROSPECTUS DATED NOVEMBER 6, 1995

                   Terms used in this Supplement and not otherwise
                    defined are used as defined in the Prospectus

               On or before January 26, 1996, Walter W. Scherf notified the Company's transfer agent that he had mistakenly received certain stock certificates representing 12,000 shares of Common Stock, and that of the 24,000 shares listed in the Prospectus as being owned by Mr. Scherf, Mr. Scherf was the owner of only 12,000 shares of Common Stock and Wayne Creasy was the owner of the 12,000 shares which had been mistakenly issued in the name of Mr. Scherf. The 12,000 shares of Common Shares owned by Mr. Creasy as of January 26, 1996 constitute the total number of shares of Common Shares of the Company owned by Mr. Creasy and may be resold by Mr. Creasy pursuant to the Prospectus to which this Supplement relates. The 12,000 shares of Common Stock beneficially by Mr. Scherf represent less than 1% of the issued and outstanding shares of Common Stock of the Company prior to the offering, and assuming that Mr. Scherf resells all 12,000 shares pursuant to the terms of the offering, he will beneficially own no shares of Common Stock of the Company. The 12,000 shares of Common Shares beneficially owned by Mr. Creasy represent less than 1% of the issued and outstanding shares of Common Shares of the Company prior to the offering, and assuming that Mr. Creasy resells all 12,000 shares pursuant to the terms of the offering, he will beneficially own no shares of Common Shares of the Company.













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